Exhibit 10.6

ALLIANCE ONE INTERNATIONAL, INC.

SUPPLEMENTAL RETIREMENT ACCOUNT PLAN

Amended and Restated Effective January 1, 2009

ALLIANCE ONE INTERNATIONAL, INC. (the “Company”) established the ALLIANCE ONE INTERNATIONAL, INC. SUPPLEMENTAL RETIREMENT ACCOUNT PLAN (the “Plan”) effective April 1, 2007.  Prior to January 1, 2009, the Plan has been administered in good faith compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and guidance issued thereunder, including but not limited to Internal Revenue Service Notices 2005-1, 2006-79, 2007-78 and 2007-86 and proposed and final regulations published under Section 409A of the Code.  The Plan as amended and restated herein is generally effective as of January 1, 2009, and is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Code.

Section 1
Purpose of the Plan

The Plan is a non-qualified supplemental retirement plan established to provide deferred compensation for a select group of management or highly compensated employees of the Company and certain of its affiliates.  The Plan is intended to be an unfunded plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended and the Internal Revenue Code of 1986, as amended.

Section 2
Definitions

2.1

“Accounting Firm” shall mean the accounting or consulting firm designated by the Administrator.

2.2

“Accrued Benefit” shall mean the balance credited to the Participant’s Supplemental Account as of the Benefit Settlement Date or the most recent Adjustment Date, following adjustment to such Account as of such Benefit Settlement Date or Adjustment Date as provided in Section 3.

2.3

“Adjustment Date” shall mean the last day of each Plan Year.

2.4

“Adjustment Rate” shall mean, for each Plan Year, the lesser of (a) the Moody’s Rate in effect as of the first business day of the Plan Year, or (b) the Applicable Federal Rate in effect for the first month of the Plan Year.

2.5

“Administrator” shall mean an administrative committee composed of the Company’s Senior Vice President – Human Resources and Vice President – Compensation and Benefits, provided that no member of such committee shall take part in any discretionary administrative decision with respect to such member’s benefits under the Plan.  The Administrator shall be the named fiduciary with respect to this Plan.  Notwithstanding the foregoing, the Compensation Committee in its discretion may remove or replace any member of the administrative committee, or name a different committee or an individual to serve as Administrator hereunder.

2.6

“Affiliate” shall mean any related person or entity that along with the Company would be considered a single employer under Code Section 414(b) or (c), provided that in applying such rules the existence of a controlled group of corporations or of a group of trades or businesses under common control shall be based on a threshold of 50% instead of 80%.  A person or entity shall be considered an Affiliate only during the time it would be considered a single employer with the Company under such provisions.

2.7

“Applicable Federal Rate” shall mean 120% of the applicable federal long-term rate for annual compounding prescribed by the Secretary of the Treasury from time to time pursuant to Code Section 1274(d).

2.8

“Beneficiary” shall mean the person, persons, entity or entities designated or determined pursuant to the provisions of Section 5.5.

2.9

“Benefit Settlement Date” shall mean the date as of which a Participant’s Supplemental Account is valued for purposes of determining payments pursuant to Section 5.1 or 5.2.

2.10

“Capped Parachute Payments” shall mean the largest amount of Parachute Payments that may be paid to the Participant without liability under Code Section 4999.

2.11

“Change in Control” shall mean that (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 30% of the aggregate voting power of all classes of the Company’s voting securities on a fully diluted basis, after giving effect to the conversion of all outstanding warrants, options and other securities of the Company convertible into or exercisable for voting securities of the Company (whether or not such securities are then exercisable); (ii) the shareholders of the Company approve (A) a plan of merger, consolidation or share exchange between the Company and an entity other than a direct or indirect wholly-owned subsidiary of the Company or (B) a proposal with respect to the sale, lease, exchange or other disposal of all, or substantially all, of the Company’s property; or (iii) during any period of two consecutive years (which period may be deemed to begin prior to the date of this agreement), individuals who at the beginning of such period constituted the Company’s Board of Directors, together with any new members of the Board of Directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Company was approved by a majority of the members of the Board of Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors.

2.12

“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.13

“Company” shall mean Alliance One International, Inc.

2.14

“Compensation” shall mean the base salary and annual bonus (without reduction for amounts withheld for taxes, contributions to benefit plans, or other required or voluntary deductions) actually paid by the Company and its Affiliates to the Participant during the Plan Year.  “Compensation” shall not include extra pay (for temporary foreign service or otherwise), commissions, severance pay, long-term bonuses based on performance over a period greater than one year, or any other form of remuneration that is not characterized by the Company or Affiliate as base salary or annual bonus.

2.15

“Compensation Committee” shall mean the Executive Compensation Committee of the Company’s Board of Directors.

2.16

“Competes” shall mean that the Participant, either directly or indirectly, either as principal, agent, employee, employer, owner, stockholder (owning more than 5% of the value of a corporation’s outstanding stock), partner, contractor, consultant or in any other individual or representative capacity, engages in the business of a tobacco dealer, importer or exporter or any other business in which the Company or an Affiliate is engaged at such time. If any provision of the preceding sentence or Section 4.3(a) is ever deemed to exceed the time, geographic area, or activity limitations permitted by applicable law, the Company and Participant (by virtue of his participation in the Plan), agree that such provisions must be and are reformed to the maximum time, geographic area and activity limitations permitted by applicable law, and expressly authorize a court having jurisdiction to reform the provisions to the maximum time, geographic area and activity limitations permitted by applicable law.

2.17

“Control Change Date” shall mean the date on which all of the events necessary for a Change in Control have occurred.

2.18

“Disability” shall mean a disability that would entitle the Participant to collect benefits under the Company’s group long-term disability program, as determined by the Administrator and disregarding any exclusion period.  The insurance carrier’s determination of disability shall not be binding on the Administrator with respect to this Plan.

2.19

“Employee” shall mean a common-law employee of the Company or an Affiliate, as determined from the payroll records of the Company and its Affiliates.

2.20

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.21

“Excess Parachute Payment Amount” shall mean the excess of the total amount of Parachute Payments over the amount of Capped Parachute Payments.

2.22

“Five Years of Service” shall mean sixty (60) months of active service as an Employee of the Company and its Affiliates, whether or not consecutive.  An Employee shall receive credit for one (1) month of active service for each calendar month in which he performs substantial services for the Company or an Affiliate, as determined by the Administrator.

2.23

“Moody’s Rate” shall mean the Moody’s Aa Corporate Bond Yield Average for maturities 20 years and above, as determined from time to time.

2.24

“Net After-Tax Amount” shall mean the amount of any Parachute Payments or Capped Parachute Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant as in effect on the date of the first payment under this Plan after the event giving rise to the Parachute Payments. The determination of the Net After-Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Parachute Payments, as applicable, in effect for the year in which the determination is made.

2.25

“Parachute Payment” shall mean a payment that is described in Code Section 280G(b)(2) (without regard to whether the aggregate present value of such payments exceeds the limit prescribed by Code Section 280G(b)(2)(A)(ii)). The amount of any Parachute Payment shall be determined in accordance with Code Section 280G and the regulations promulgated thereunder.

2.26

“Participant” shall mean a member of a select group of management or highly compensated employees of the Company and its Affiliates who is designated by the Compensation Committee as a Participant in this Plan.

2.27

“Plan” shall mean the Alliance One International, Inc. Supplemental Retirement Account Plan as set forth herein and as it may be amended from time to time.

2.28

“Plan Year” shall mean each twelve-month period ending on March 31.

2.29

“Retirement” shall mean a Participant’s voluntary Separation from Service after attaining age fifty-five (55) and completion of Ten Years of Service.

2.30

“Separation from Service” shall mean the Participant’s “separation from service” with the Company and its Affiliates within the meaning of Code Section 409A(a)(2)(A)(i) and applicable regulations and other guidance thereunder.  A Separation from Service shall not have occurred so long as the Participant continues to provide more than insignificant services as an employee, consultant or other service provider to the Company or any Affiliate.

2.31

“Spouse” or “Surviving Spouse” shall mean, except as otherwise provided in this Plan, the legally married spouse or surviving spouse of the Participant.

2.32

“Supplemental Account” shall mean the separate bookkeeping account maintained for the purpose of tracking the Participant’s Accrued Benefit.  The opening balance of each Participant’s Supplemental Account as of April 1, 2007 shall be $0.00.

2.33

“Ten Years of Service” shall mean one hundred twenty (120) months of active service as an Employee of the Company and its Affiliates, whether or not consecutive.  An Employee shall receive credit for one (1) month of active service for each calendar month in which he performs substantial services for the Company or an Affiliate, as determined by the Administrator.

Section 3
Supplemental Account

3.1

Establishment of Account.  The Administrator shall establish a notional account, entitled the “Supplemental Account”, on behalf of each Participant.  Each Participant’s Supplemental Account shall be credited with notional Company pay credits pursuant to the provisions of Section 3.2 and notional interest credits pursuant to the provisions of Section 3.3.

3.2

Company Pay Credits.

(a)

As of the last day of each Plan Year, the Administrator shall credit to the Supplemental Account of each Participant who is actively employed by the Company or an Affiliate on such last day a notional Company pay credit equal to a percentage of the Participant’s Compensation for the Plan Year, as follows:

Participant Class	Company Pay Credit Percentage

Executive Vice Presidents (and above)	10%

Senior Vice Presidents	7.5%

All other Participants	Per § 3.2(b)

(b)

If a Participant’s pay credit percentage is not specified in the preceding paragraph, the Compensation Committee in its discretion shall set the pay credit percentage at the time the Participant joins the Plan.  The Compensation Committee shall also have the power to change such Participant’s pay credit percentage from time to time in its discretion, provided that no such change shall be effective for any Plan Year prior to the date of the Compensation Committee’s decision to make the change.

(c)

The provisions of Section 3.2(a) requiring a Participant to be actively employed by the Company or an Affiliate on the last day of the Plan Year in order to receive a Company pay credit shall not apply to a Participant who dies or who Separates from Service on account of Retirement or Disability during the Plan Year.  The Administrator shall credit the Company pay credit to such Participant’s Supplemental Account as of the earlier of the last day of such Plan Year or the Participant’s Benefit Settlement Date.

3.3

Interest Credits.

(a)

The Administrator shall credit each Participant’s Supplemental Account as of each Adjustment Date with a notional interest credit equal to the balance of Participant’s Supplemental Account as of the first day of the Plan Year multiplied by the Adjustment Rate for the Plan Year.

(b)

If a Participant’s Benefit Settlement Date is not an Adjustment Date, the Administrator shall credit such Participant’s Supplemental Account as of his Benefit Settlement Date with a notional interest credit equal to the balance of Participant’s Supplemental Account as of the first day of the Plan Year multiplied by the pro-rated Adjustment Rate.  The pro-rated Adjustment Rate shall be equal to the Adjustment Rate for the Plan Year times a fraction, the numerator of which is the number of months in the Plan Year prior to the Benefit Settlement Date (including the month containing the Benefit Settlement Date), and the denominator of which is twelve (12).

(c)

No interest credits shall be credited to the Participant’s Supplemental Account after the Participant’s Benefit Settlement Date.

Section 4
Vesting

4.1

Vesting Events.  Subject to Section 4.3, a Participant shall be fully vested in his Accrued Benefit under this Plan upon the first to occur of the following dates while the Participant remains actively employed by the Company or an Affiliate:

(a)

The date of his death;

(b)

The date of his Separation from Service on account of Disability;

(c)

The date the Company terminates the Plan; or

(d)

Subject to Sections 4.3(b) and 11.1, the occurrence of a Change in Control.

4.2

Vesting Schedule.  Prior to the date of full vesting pursuant to Section 4.1 above, and subject to Section 4.3, a Participant shall become 100% vested in his Accrued Benefit upon completion of Five Years of Service.

4.3

Forfeiture Events.

(a)

A Participant shall cease to be a Participant on, and no benefits shall be payable under the Plan to a Participant or the Participant’s Surviving Spouse or other Beneficiary after, the date that Participant engages in conduct that Competes with the Corporation or an Affiliate. The provisions of this paragraph shall not apply on or after a Control Change Date.

(b)

In the event that the Participant’s employment with the Company or an Affiliate is terminated for cause, all rights of the Participant and any Beneficiary or other person claiming under or through him hereunder shall be forfeited and no further payments hereunder (pursuant to Section 5 or otherwise) shall be made to the Participant or any Beneficiary or other person claiming under or through him.  For purposes of this paragraph, Participant’s termination of employment will be deemed to have been “for cause” if the Compensation Committee determines that the Participant’s employment was terminated in whole or in part by reason of (i) one or more violations of the Company’s Code of Conduct (as in effect from time to time) or (ii) one or more violations of law (other than misdemeanor traffic violations) that injure or damage the business reputation or prospects of the Company or an Affiliate.

Section 5
Payment of Benefits

5.1

Payment of Benefits Following Separation from Service.  If the Participant is or becomes vested in his Accrued Benefit upon his Separation from Service (including but not limited to Separation from Service on account of Disability), benefits shall be payable to the Participant in accordance with this Section 5.1.

(a)

For purposes of this Section 5.1, the Participant’s Benefit Settlement Date shall be the last day of the sixth full calendar month following the Participant’s Separation from Service.

(b)

The Company shall pay the Participant’s benefits in one hundred twenty (120) equal monthly installments of principal and interest commencing in the month immediately following the Benefit Settlement Date and continuing for one hundred nineteen (119) consecutive months thereafter.  The monthly installment amount shall be computed as follows:

(i)

The balance of the Participant’s Supplemental Account as of the Benefit Settlement Date shall be treated as the principal amount due to the Participant under this Section 5.1.  The principal amount due shall accrue interest until fully paid to the Participant at an annual rate equal to the Adjustment Rate in effect for the Plan Year that includes the Benefit Settlement Date.

(ii)

The Company shall amortize the principal and interest due over a one hundred twenty (120) month period so that each month the Participant shall receive the same amount of cash.  For purposes of calculating the monthly payment, it is assumed that all payments are made on the last day of the month in which they are due.

See Appendix I for an example of the calculation of the monthly installment amount.

(c)

If the Participant dies after installment payments have commenced pursuant to this Section 5.1 but before all such installments have been paid, the remaining installments shall be paid to the Participant’s Beneficiary at the same times and in the same amounts that such installments would have been paid to the Participant had the Participant remained alive.

5.2

Death Benefits.  If the Participant is or becomes vested in his Accrued Benefit upon his death and at the time of death installment payments have not commenced pursuant to Section 5.1, Section 5.1 shall not apply and a death benefit shall be payable to the Participant’s Beneficiary in accordance with this Section 5.2.

(a)

For purposes of this Section 5.2, the Benefit Settlement Date shall be the last day of the sixth full calendar month following the date of the Participant’s death.

(b)

The Company shall pay the Beneficiary’s death benefits in one hundred twenty (120) equal monthly installments of principal and interest commencing in the month immediately following the Benefit Settlement Date and continuing for one hundred nineteen (119) consecutive months thereafter.  The monthly installment amount shall be computed as follows:

(i)

The balance of the Participant’s Supplemental Account as of the Benefit Settlement Date shall be treated as the principal amount due to the Beneficiary under this Section 5.2.  The principal amount due shall accrue interest until fully paid to the Beneficiary at an annual rate equal to the Adjustment Rate in effect for the Plan Year that includes the Benefit Settlement Date.

(ii)

The Company shall amortize the principal and interest due over a one hundred twenty (120) month period so that each month the Beneficiary shall receive the same amount of cash.  For purposes of calculating the monthly payment, it is assumed that all payments are made on the last day of the month in which they are due.

See Appendix I for an example of the calculation of the monthly installment amount.

(c)

If a Beneficiary dies after installment payments have commenced pursuant to this Section 5.2 but before all such installments have been paid, the remaining installments shall be paid to the Beneficiary’s estate at the same times and in the same amounts that such installments would have been paid to the Beneficiary had the Beneficiary remained alive.

5.3

Small Accounts.  Notwithstanding the foregoing provisions of Section 5, if the balance of a Participant’s Supplemental Account as of the Benefit Settlement Date does not exceed the applicable de minimis amount, the Company shall automatically pay an amount equal to such balance to the Participant (or his Beneficiary, if payment is being made pursuant to Section 5.2) in a single cash lump sum in the month following the Benefit Settlement Date, in full satisfaction of the Company’s obligations hereunder.  The applicable de minimis amount is $100,000, provided that to the extent permitted under Code Section 409A the Committee in its discretion may amend the Plan to provide for a higher or lower de minimis amount from time to time.

5.4

Delay of Payments.  Notwithstanding the foregoing provisions of Section 5, the Company will delay any payment due to the Participant or Beneficiary hereunder if the Administrator reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable laws, provided that any payment delayed pursuant to this paragraph shall be paid at the earliest date at which the Administrator reasonably anticipates that the making of the payment will not cause such a violation.  If the making of a payment at the time specified under the Plan would jeopardize the ability of the Corporation and its Affiliates to continue as a going concern, the payment will be treated for purposes of this Plan as made upon the date specified under the Plan if the payment is made during the first taxable year of the Participant in which the making of the payment would not have such effect.

5.5

Beneficiary.  The Participant’s Surviving Spouse shall be the Participant’s Beneficiary hereunder.  If there is no Surviving Spouse at the time of the Participant’s death, the Participant’s estate shall be his Beneficiary.

5.6

Limitation on Distribution Events.  Benefits under the Plan are payable only following a Participant’s death or Separation from Service, and only in accordance with the foregoing provisions of this Section 5.

Section 6
Administration

6.1

Powers of Administrator.  The Plan shall be administered by the Administrator.  The Administrator shall have the discretionary powers and authority as are necessary for the proper administration of the Plan, including, but not limited to, the discretionary power and authority to:

(a)

Interpret the Plan and other documents, decide questions and disputes, supply omissions, and resolve inconsistencies and ambiguities arising under the Plan and other documents, which interpretations and decisions shall be final and binding on all Participants and beneficiaries;

(b)

Make any other determinations that it believes necessary or advisable for the administration of the Plan;

(c)

Establish rules, regulations and forms of agreements and other instruments relating to the administration of the Plan not inconsistent with the Plan;

(d)

Maintain any records necessary in connection with the operation of the Plan;

(e)

Retain counsel, employ agents, and provide for such clerical, accounting, actuarial, and consulting services as it deems necessary or desirable to assist it in the administration of the Plan;

(f)

Make benefit payments and determine benefit decisions upon claims and appeal to the extent it has the authority to make such claim and appeal determinations under Section 7; and

(g)

Otherwise administer the Plan in accordance with its terms.

6.2

Delegation.  In its absolute discretion, the Administrator may delegate all or any part of its authority hereunder and other administrative duties of the Administrator to an employee or a committee composed of employees of the Company and all reference to the Administrator in the Plan shall be deemed to include any such delegate to the extent authorized by such delegation.  Decisions and determinations made by the Administrator or an employee or committee of employees acting within the scope of authority delegated by the Administrator shall be final and binding upon all persons. No determination of the Administrator in one case shall create a bias or retroactive adjustment in any other case.

6.3

Costs.  The costs of administering the Plan shall be borne by the Company.

6.4

Reliance.  The Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to it by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company or an Affiliate to assist in the administration of the Plan.  To the maximum extent permitted by law, no person serving as the Administrator (or a member of a committee acting as Administrator), nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

6.5

Indemnification.  The Company shall indemnify all of its employees and directors involved in the administration of the Plan (the “indemnified parties”) against any and all claims, losses, damages, costs and expenses, including attorney’s fees, incurred by the indemnified parties, and any liability, including any amounts paid in settlement with the Company’s approval, arising from an indemnified party’s action or failure to act, except when the action or failure to act is judicially determined to be attributable to the indemnified party’s gross negligence or willful misconduct.

Section 7
Claim and Appeal Procedures

The following claim and appeal procedure shall apply with respect to the Plan:

7.1

Filing of a Claim for Benefits.  If the Participant or Beneficiary (the “claimant”) believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim with the Administrator within sixty (60) days after the latest date for payment of the claimed benefit under the terms of the Plan.

7.2

Notification to Claimant of Decision.  Within 90 days after receipt of a claim by the Administrator (or within 180 days if special circumstances require an extension of time), the Administrator shall notify the claimant of its decision with regard to the claim.  In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished.  If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial.

7.3

Procedure for Appeal and Review.  Within 60 days following receipt by the claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the last date on which such notice could have been timely given, the claimant may appeal denial of the claim by filing a written application for review with the Appeals Committee.  Following such request for review, the Appeals Committee shall fully and fairly review the original decision denying the claim.  Prior to the decision of the Appeals Committee on review, the claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.  The members of the Appeals Committee shall be the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Legal Officer.  In the event the claimant is a member of the Appeals Committee or the claim relates to such member’s benefits under the Plan, such member shall not participate in the Appeals Committee’s review or decision-making with respect to the appeal.  In administering the Plan’s procedures for appeals and in deciding the outcome of appeals, the Appeals Committee shall have all of the powers and discretion of the Administrator.

7.4

Decision on Review.  The decision on review of a claim denied in whole or in part shall be made in the following manner:

(a)

Within 60 days following receipt by the Appeals Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Appeals Committee shall notify the claimant in writing of its decision with regard to the claim.  In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension.

(b)

With respect to a claim that is denied in whole or in part, notice of the decision on review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, reference to specific Plan provisions on which the decision is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim, and a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

(c)

The decision of the Appeals Committee shall be final and conclusive.

7.5

Action by Authorized Representative of Claimant.  All actions set forth in this Section 7 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by him to act on his behalf on such matters.  The Administrator may require such evidence as it may reasonably deem necessary or advisable of the authority to act of any such representative.

7.6

Exhaustion of Administrative Remedies and Deadline for Filing Suit.  A claimant must exhaust his or her administrative remedies under the Plan before filing a suit for benefits, and until the claimant exhausts such remedies he or she shall be barred from filing suit to recover benefits under the Plan.  A claimant who has exhausted his or her administrative remedies must file suit no later than 180 days after the Appeals Committee makes a final determination to deny the claim pursuant to Section 7.4, and a claimant who fails to file suit within such time limit shall be forever barred from filing suit to recover on the claim.

Section 8
Amendment, Termination and Adjustments

The Compensation Committee shall have the power to amend or terminate the Plan at any time for any reason, provided that no such action shall have the effect of (i) reducing the value of or otherwise compromising any Participant’s Supplemental Account as of the date of such amendment or termination, or (ii) changing the provisions of the Plan applicable to any Participant or Beneficiary in a manner that would trigger the additional taxes provided under Code Section 409A(a)(1)(B).  Any amendment that can reasonably be expected (at the time of the amendment) to materially reduce future interest credits that would be credited to the Participant’s Supplemental Account balance accrued as of the date of the amendment shall be considered an amendment that reduces the value of or otherwise compromises the Participant’s Supplemental Account in violation of this Section.  Notwithstanding the foregoing, the Compensation Committee shall have the power to amend this Plan from time to time without the consent of any Participant or other party to the extent the Compensation Committee deems necessary or appropriate to preserve the intended tax treatment of benefits payable hereunder.

Section 9
Benefits Unfunded; No Trust

The obligation of the Company to make payments hereunder shall constitute a contractual liability of the Company to the Participant.  Payments due under the Plan shall be made from the general funds of the Company.  Supplemental Accounts established under this Plan are maintained for bookkeeping purposes only, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to ensure the payment of benefits.  Participants shall not have any interest in any particular assets of the Company by reason of the Company’s obligations hereunder.  Nothing contained in this Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Participant or any other person.  To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.

Section 10
Facility of Payments

If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Administrator, upon the receipt of satisfactory evidence of incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or administrator has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him.  Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

Section 11
General Provisions

11.1

Special Limitation on Benefits.

(a)

This Section 11.1 shall apply only if:

(i)

Accelerating the vesting of the Participant’s Accrued Benefit pursuant to Section 4.1(d) would cause any portion of the benefits payable under this Plan to constitute Parachute Payments that are subject to the “golden parachute” rules of Code Section 280G and the excise tax of Code Section 4999; and

(ii)

A reduction in the Parachute Payments would allow the Participant to receive a greater Net After-Tax Amount than he would receive absent a reduction.

(b)

In the event of a Change in Control, the Accounting Firm will determine for each Participant to whom Section 4.1(d) may apply:

(i)

The amount of Parachute Payments attributable to accelerating vesting of the Participant’s entire Accrued Benefit upon the Change in Control;

(ii)

The total amount of any Parachute Payments that would payable to the Participant on account of the Change in Control without regard to this Section;

(iii)

The Net After-Tax Amount attributable to the Participant’s total Parachute Payments;

(iv)

The amount of the Participant’s Capped Parachute Payments;

(v)

The Net After-Tax Amount attributable to the Participant’s Capped Parachute Payments; and

(vi)

The Excess Parachute Payment Amount.

(c)

The Participant will become fully vested in his entire Accrued Benefit under the Plan pursuant to Section 4.1(d) unless the Accounting Firm determines that the Capped Parachute Payments would yield the Participant a higher Net After-Tax Amount.

(d)

No portion of the Participant’s Accrued Benefit under the Plan shall vest on account of the Change in Control if the Accounting Firm determines that the Capped Parachute Payments would yield the Participant a higher Net After-Tax Amount, and the amount determined under paragraph (b)(i) above is less than or equal to the Excess Parachute Payment Amount.  However, this paragraph shall only apply if the Participant’s benefits under this Plan and all other plans and arrangements can be reduced to the Capped Parachute Payment amount.

(e)

If the Accounting Firm determines that the Capped Parachute Payments would yield the Participant a higher Net After-Tax Amount, and the amount determined under paragraph (b)(i) above is greater than the Excess Parachute Payment Amount, then the vesting percentage in Section 4.1(d) shall be reduced below 100% to the extent necessary so that the Participant only receives the Capped Parachute Payment amount.

(f)

If the Administrator determines that the Participant’s Parachute Payments are subject to reduction or modification under any other plan, agreement or arrangement, the Administrator shall apply the provisions of this Plan (including this Section 11.1) before applying the provisions of the other plans, agreements or arrangements.  If another plan, agreement or arrangement contains ordering rules that conflict with this Section 11.1, the Administrator shall first apply the more recently adopted Parachute Payment limitations.

(g)

All determinations made by the Accounting Firm under this Section 11.1 are binding on the Participant and the Company and its Affiliates.

(h)

The provisions of this Section 11.1 shall apply only if and to the extent such application will not have the effect of delaying or accelerating any payment of deferred compensation in violation of Code Section 409A.  The provisions of this Section 11.1 shall be interpreted and implemented in a manner that will not subject the Participant to the taxes imposed by Code Section 409A

11.2

“Top Hat” Pension Benefit Plan.  The Plan is an “employee pension benefit plan” within the meaning of ERISA.  However, the Plan is unfunded and maintained for a select group of management or highly compensated employees of the Company and its Affiliates and, therefore, it is intended that the Plan will be exempt from Parts 2, 3 and 4 of Title I of ERISA.  The Plan is not intended to qualify under Section 401(a) of the Code.

11.3

Assignment.  Other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or his or her Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities, engagements or torts of any Participant or his or her Beneficiary.  Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

11.4

Receipt and Release.  Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the benefits to which the payments relate against the Company, and the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect.

11.5

Reliance on Data.  The Company and the Administrator shall have the right to rely on any data provided by the Participant or by any Beneficiary.  Such data provided by the Participant shall be binding upon any party seeking to claim a benefit through the Participant, and the Company and the Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by the Participant or Beneficiary.

11.6

Reservation of Rights.  Nothing in the Plan shall be construed to (i) limit in any way the right of the Company or any Affiliate to terminate a Participant’s employment with the Company or Affiliate; or (ii) be evidence of any agreement or understanding, expressed or implied, that the Company or any Affiliate will employ a Participant at any particular rate of remuneration.

11.7

Withholding and Reporting.  To the extent permitted under Code Section 409A and applicable regulations and other guidance thereunder, the Company shall have the right to deduct or withhold from any and all payments made pursuant to the Plan any taxes required by law to be withheld from a Participant or Beneficiary with respect to such payments.  Deferred compensation in the form of Company contribution credits and interest shall be reported annually on IRS Form W-2 or IRS Form 1099 as may be required by law.  To the extent permitted under Code Section 409A and applicable regulations and other guidance thereunder, the Administrator may accelerate the time or schedule of payment of any portion of the Supplemental Account in order to pay taxes due or required to be withheld in connection with the Supplemental Account, including but not limited to additional taxes that become due pursuant to Code Section 409A.

11.8

Number and Gender.  Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

11.9

Headings.  The headings of sections and paragraphs herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text of the Plan shall control.

11.10

Deferred Compensation.  The Company intends that amounts payable to a Participant or Beneficiary pursuant to the Plan shall not be included in income for federal, state or local income tax purposes until the benefits are actually paid or delivered to such Participant or Beneficiary.  Accordingly, this Plan shall be interpreted and administered consistently with the requirements of Code Section 409A, as amended or supplanted from time to time, and current and future guidance thereunder.

11.11

No Tax Representations.  The Company and the Administrator do not represent or guarantee to any Participant or Beneficiary that any particular federal or state income, payroll or other tax treatment will result from the Participant’s participation in this Plan.  The Participant or Beneficiary is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which the Participant or Beneficiary is liable as a result of the Participant’s participation in this Plan.

11.12

Binding Effect.  The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on Participants and Beneficiaries and their respective heirs, executors and legal representatives.

11.13

Severability.  If any provision of the Plan should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect but shall be interpreted and administered consistently with the requirements of Code Section 409A.

11.14

Applicable Law.  The Plan shall be construed in accordance with and governed by the laws of the State of North Carolina to the extent not superseded by federal law.

Section 12
Adoption and Execution

The Executive Compensation Committee of the Board of Directors of Alliance One International, Inc. authorized the amendment and restatement of the Plan on November 6, 2008.  Pursuant to such authorization and as evidence of its adoption of the Plan as amended and restated herein, Alliance One International, Inc. has caused this instrument to be signed by its duly authorized representative this 30th day of December, 2008.

ALLIANCE ONE
INTERNATIONAL, INC.

By

Michael K. McDaniel

Title

SVP Human Resources

APPENDIX I

Calculation of Installments

This Appendix I provides examples of the method for calculating installment payments pursuant to Sections 5.1(b) and 5.2(b) of the Plan.

Example Applicable to Section 5.1(b)

Assume that a participant separates from service with a vested account balance, and that the Benefit Settlement Date is January 31, 2011.  Benefit payments would begin in February of 2011, based on the participant’s January 31, 2011 account balance.

Assume that the January 31, 2011 account balance is $100,000.  Assume that the applicable Adjustment Rate for the Plan Year is 5.5%.  The monthly payment to the participant will be determined by amortizing the amount due ($100,000) over a period of 120 months at 5.5%, assuming that payments are made on the last day of each month.  Under these assumed facts, the participant would receive $1,085.26 each month for 120 months commencing in February of 2011.

Example Applicable to Section 5.2(b)

Assume that a participant dies with a vested account balance, and that the Benefit Settlement Date is January 31, 2011.  Benefit payments to the beneficiary would begin in February of 2011, based on the January 31, 2011 account balance.

Assume that the January 31, 2011 account balance is $100,000.  Assume that the applicable Adjustment Rate for the Plan Year is 5.5%.  The monthly payment to the beneficiary will be determined by amortizing the amount due ($100,000) over a period of 120 months at 5.5%, assuming that payments are made on the last day of each month.  Under these assumed facts, the beneficiary would receive $1,085.26 each month for 120 months commencing in February of 2011.